[Farmer Bros. Co. Letterhead]

Exhibit 10.7

April 1, 2013

Mr. Jeffrey Wahba
[ADDRESS]

RE:    Consulting Services Agreement

Dear Jeff:

Reference is made to that certain Consulting Services Agreement dated March 1, 2013 by and between Farmer Bros. Co. (the "Company") and you regarding your provision of Services to the Company (the "Consulting Agreement"). Capitalized terms used in this letter but not defined or otherwise amended herein shall have the meanings ascribed to such terms in the Consulting Agreement.

This letter is to confirm that upon the commencement date (the “Commencement Date”) of Mark J. Nelson’s employment as the Company’s Treasurer and Chief Financial Officer, the Services under the Consulting Agreement will be limited to providing transition services as may be reasonably requested by management of the Company from time to time to facilitate a smooth transition of the Treasurer and Chief Financial Officer responsibilities to Mr. Nelson.

As of the Commencement Date, Mr. Nelson will also assume the role of Chief Compliance Officer under the Company’s Code of Conduct and Ethics, and upon appointment, will serve as a director and officer of the Company’s subsidiaries, and in any fiduciary positions with respect to any employee benefits plans or trusts established by the Company, it being understood that your acknowledgment below constitutes your resignation as of the Commencement Date from all such positions which you may currently hold.

Except for the modifications contained in this letter agreement, all other terms, conditions and covenants contained in the Consulting Agreement shall remain unchanged and in full force and effect, and are hereby ratified and confirmed.

We appreciate your continued support during the CFO transition period.

Very truly yours,

FARMER BROS. CO.
/s/ MICHAEL H. KEOWN
Michael H. Keown
President and Chief Executive Officer
Agreed and Acknowledged as of
this 1st day of April, 2013

By: /s/ JEFFREY A. WAHBA

Jeffrey A. Wahba